Exhibit 10.42
USG CORPORATION
RESTRICTED STOCK UNITS AGREEMENT

WHEREAS, the “Grantee” is an employee of USG Corporation, a Delaware corporation (the “Company”) or a Subsidiary;
WHEREAS, the Board of Directors of the Company (the “Board”) has granted to the Grantee, as set forth in the Award Summary on the Morgan Stanley Wealth Management website on the “Date of Grant”, Restricted Stock Units (as defined in the Plan) (the “RSUs”) pursuant to the Company’s Long-Term Incentive Plan, as amended (the “Plan”), subject to the terms and conditions of the Plan and the terms and conditions hereinafter set forth;

WHEREAS, Exhibit A to this Restricted Stock Units Agreement (“Agreement”) contains defined terms that are used in this Agreement with initial capital letters, and other terms are defined in this Agreement for further use herein with initial capital letters; and

WHEREAS, the execution of a Restricted Stock Units Agreement substantially in the form hereof to evidence the RSUs has been authorized by a resolution of the Board.

NOW, THEREFORE, the Company and the Grantee agree as follows:

1.	Payment of RSUs. The RSUs covered by this Agreement shall become payable to the Grantee if they become nonforfeitable in accordance with Section 2, Section 3 or Section 4 hereof.

2.
Vesting of RSUs. Subject to the terms and conditions of Sections 3, 4 and 5 hereof, the Grantee’s right to receive the Common Shares subject to the RSUs shall become nonforfeitable as and to the extent set forth in the Award Acceptance documentation on the Morgan Stanley Wealth Management website if the Grantee remains continuously employed until such time as is set forth therein as the Grantee’s Vest Date.

3.
Effect of Change in Control. In the event of a Change in Control prior to the RSUs becoming nonforfeitable as provided in Section 2 above, and at a time when the RSUs have not been forefeited, the RSUs covered by this Agreement shall be treated in connection with such Change in Control as set forth in this Section 3. If the entity effecting the Change in Control Assumes the RSUs, Section 3(a) shall apply. If the entity effecting the Change in Control does not Assume the RSUs, Section 3(b) shall apply.

(a)
RSUs Assumed by Successor: If the RSUs that are outstanding at the time of a Change in Control are Assumed by the entity effecting the Change in Control, the RSUs shall become nonforfeitable and payable to the Grantee pursuant to Section 2 above. Subject to the following sentence, all of the RSUs that are outstanding at the time of the Grantee’s termination of employment prior to the RSUs becoming nonforfeitable and payable to the Grantee shall be forfeited. Notwithstanding the preceding sentence, any RSUs that have not become nonforfeitable and payable to the Grantee shall become nonforfeitable and payable to the Grantee on the first to occur of the following events between the date on which the Change in Control occurs (the “CIC Date”) and the end of the time period referenced in Section 2 above:

(A)	the involuntary termination of the Grantee’s employment for reasons other than Cause (as defined in Exhibit A);

(B)	the Grantee’s voluntary termination of employment for Good Reason (as defined in Exhibit A); or

(C)	the termination of the Grantee’s employment due to the Grantee’s death or Disability (as such term is defined in Exhibit A).

(b)
RSUs Not Assumed by Successor. If the RSUs that are outstanding at the time of a Change in Control are not Assumed by the entity effecting the Change in Control, such RSUs shall immediately become nonforfeitable and payable to the Grantee.

4.
Effect of Death or Disability. Notwithstanding Section 2 above, if the Grantee’s employment with the Company or a Subsidiary terminates due to the Grantee’s death or Disability before the RSUs become nonforfeitable, at a time when the RSUs have not been forfeited and before the occurrence of a Change in Control, the RSUs covered by this Agreement shall immediately become nonforfeitable and payable to the Grantee.

5.
Other Employment Terminations. Notwithstanding any other provision herein, in the event that the Grantee’s employment shall, at a time when the RSUs remain forfeitable, terminate in a manner other than any specified in Section 3 or 4 above, the Grantee shall forfeit any RSUs that have not become nonforfeitable by such Grantee upon such termination. RSUs shall be considered to have been forfeited upon the event that causes such forfeiture and shall not be considered to be outstanding thereafter.

6.
Form and Time of Payment of RSUs. Except as otherwise provided for in Section 9, payment for the RSUs, after and to the extent they have become nonforfeitable, shall be made in the form of Common Shares. Payment shall be made within ten (10) days following the date on which the RSUs become nonforfeitable in accordance with Section 2, Section 3 or Section 4 hereof. Upon and after payment for any RSUs pursuant to this Section 6, such RSUs shall not be considered to be outstanding. Notwithstanding the foregoing, if the event that causes the RSUs to become nonforefeitable is a Change in Control that does not constitute a change of control for purposes of Section 409A of the Code, then to the extent necessary to comply with Section 409A of the Code, payment will be made on the next date or event under the Agreement that constitutes a permissible payment date or event under Code Section 409A. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the delivery of Common Shares to the Grantee or any other person under this Agreement, the number of Common Shares to be delivered to the Grantee or such other person shall be reduced (based on the Market Value per Share on the date Common Shares are delivered to the Grantee) to provide for the taxes required to be withheld, with any fractional shares that would otherwise be delivered being rounded up to the next nearest whole share. The Board (or a committee of the Board) may, at its discretion, adopt any alternative method of providing for taxes to be withheld.

7.
Payment of Dividend Equivalents. From and after the Date of Grant and until the earlier of (a) the time when Common Shares are delivered to the Grantee as described in Section 6 or (b) the time when the Grantee’s right to receive Common Shares upon payment of RSUs is forfeited, on the date that the Company pays a cash dividend (if any) to holders of Common Shares generally, the Grantee shall be entitled to a number of additional whole RSUs determined by dividing (i) the product of (A) the dollar amount of the cash dividend paid per Common Share on such date and (B) the total number of RSUs (including dividend equivalents paid thereon) previously credited to the Grantee as of such date, by (ii) the Market Value per Share on such date. Such dividend equivalents (if any) shall be subject to the same terms and conditions and shall be settled or forfeited in the same manner and at the same time as the RSUs to which the dividend equivalents were credited.

8.
RSUs Nontransferable. Neither the RSUs granted hereby nor any interest therein or in the Common Shares related thereto shall be transferable other than by will or the laws of descent and distribution prior to payment.

9.
Adjustments. In the event of any change in the aggregate number of outstanding Common Shares by reason of (a) any stock dividend, extraordinary dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any Change in Control, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization or partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing, then the Board (or a committee of the Board) shall adjust the number of RSUs then held by the Grantee in such manner as to prevent dilution or enlargement of the rights of the Grantee that otherwise would result from such event. Moreover, in the event of any such transaction or event, the Board (or a committee of the Board), in its discretion, may provide in substitution for any or all of the Grantee’s rights under this Agreement such alternative consideration as it may determine to be equitable in the circumstances, subject to the provisions of Section 3 of this Agreement.

10.
Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Grantee. This Agreement and the Plan shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. If the event triggering the right to payment under this Agreement is the Grantee’s separation from service with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Grantee is a “specified employee” as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, the date of payment under Section 6 above shall be the first day of the seventh month after the date of the Grantee’s separation from service or, if earlier, the date of the Grantee’s death.

11.	No Right to Future Grants; No Right of Employment; Extraordinary Item: In accepting the grant, Grantee acknowledges that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) Grantee’s participation in the Plan is voluntary; (e) the RSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, its Affiliates and/or Subsidiaries, and which is outside the scope of Grantee’s employment contract, if any; (f) the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that Grantee is an employee of an Affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is Grantee’s employer; (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (i) no claim or entitlement to compensation or damages arises from forfeiture or termination of the RSUs or diminution in value of the RSUs or the Shares and Grantee irrevocably releases the Company, its Affiliates and/or its Subsidiaries from any such claim that may arise; and (j) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of Grantee’s employment, Grantee’s right to receive RSUs and vest in RSUs under the Plan, if any, will terminate effective as of the date that Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, Grantee’s right to vest in the RSUs after termination of employment, if any, will be measured by the date of termination of Grantee’s active employment and will not be extended by any notice period mandated under local law.

12.
Employee Data Privacy: Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this document by and among, as applicable, the Company, its Affiliates and its Subsidiaries (“the Company Group”) for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that the Company Group holds certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Grantee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Grantee’s country. Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative. Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any Shares acquired. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan.

Grantee understands that Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative. Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understand that Grantee may contact Grantee’s local human resources representative.

13.
Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company or Subsidiary, by reason of (a) the transfer of the Grantee’s employment among the Company and its Subsidiaries or (b) an approved leave of absence.

14.
Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan. The Board (or a committee of the Board) acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the RSUs.

15.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

16.
Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

17.
Successors and Assigns. Without limiting Section 8 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

18.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.
The Grantee acknowledges that by clicking on the “Accept” button on the Morgan Stanley Wealth Management web page titled “Step 3: Confirm the Review/Acceptance of your Award,” the Grantee agrees to be bound by the electronic execution of this Award Agreement.

Executed in the name and on behalf of the Company at Chicago, Illinois as of the [__] day of [__________], [_____].

USG CORPORATION

_____________________________
Name: Brian J. Cook
Title: Senior Vice President,
Human Resources

The undersigned Grantee hereby accepts the award of RSUs evidenced by this Restricted Stock Units Agreement on the terms and conditions set forth herein and in the Plan.

PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS.

EXHIBIT A TO
USG CORPORATION
Restricted Stock Units AGREEMENT

This Exhibit A is attached to and forms a part of the USG Corporation Restricted Stock Units Agreement, dated as of [____________].

Solely for the purposes of this Agreement, the following terms shall be defined as follows:

(A)	An award of RSUs shall be considered “Assumed” in connection with a Change in Control if each of the following conditions is met:

(1)	The award of RSUs is converted into a replacement award that preserves the value of such award at the time of the Change in Control;

(2)
the replacement award contains provisions for scheduled vesting and treatment on termination of employment (including the definitions of Cause and Good Reason) that are no less favorable to the Grantee than as set forth in this Agreement, and all other terms of the replacement award (other than the security and number of shares represented by the replacement awards) are substantially similar to, or more favorable to the Grantee than, those set forth in this Agreement; and

(3)	the security represented by the replacement award, if any, is of a class that is publicly held and widely traded on an established stock exchange.

(B)	“Base Pay” means Grantee’s annual base salary rate as in effect from time to time.

(C)	“Cause” shall mean that the Grantee shall have:

(1)	been convicted of a criminal violation involving fraud, embezzlement or theft in connection with the Grantee’s duties or in the course of the Grantee’s employment with the Company or any Subsidiary;

(2)	committed intentional wrongful damage to tangible or intangible property of the Company or any Subsidiary; or

(3)	committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary.

For purposes of this Agreement, no act or failure to act on the part of the Grantee will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Grantee not in good faith and without reasonable belief that the Grantee’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Grantee will not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Grantee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office (excluding the Grantee if the Grantee is then a member of the Board) at a meeting of the Board called and held for such purpose, after reasonable notice to the Grantee and an opportunity for the Grantee, together with the Grantee’s counsel (if the Grantee chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Grantee had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in reasonable detail. Nothing herein will limit the right of the Grantee or the Grantee’s beneficiaries to contest the validity or propriety of any such determination.

(D)
“Disability” shall mean that the Grantee has suffered a total disability within the meaning of the Company’s Long Term Disability Plan for Salaried Employees and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.

(E)
“Good Reason” shall mean the occurrence of any of the following events, and the failure of the Company to remedy any of the following events within 10 calendar days after receipt by the Company of written notice thereof from the Grantee:

(1)
a material diminution in the Grantee’s normal duties and responsibilities, including, but not limited to, the assignment without the Grantee’s written consent of any diminished duties and responsibilities which are inconsistent with the Grantee’s positions, duties and responsibilities with the Company immediately prior to a Change in Control, or a materially adverse change in the Grantee’s reporting responsibilities or titles as in effect immediately prior to the Change in Control, whether or not resulting from an act of the Company or otherwise, or any removal of the Grantee from or any failure to re-elect the Grantee to any of such positions, except in connection with the termination of the Grantee’s employment for Disability, Retirement, or Cause or as a result of the Grantee’s death or by the Grantee other than for Good Reason;

(2)	a reduction by the Company in the Grantee’s Base Pay as in effect on the Date of Grant or as the same may be increased from time to time;

(3)	a change in the Grantee’s Target Annual Direct Compensation that results in an aggregate decrease in such Target Annual Direct Compensation in excess of ten percent (10%);

(4)
the Company’s requiring the Grantee, without the Grantee’s written consent, to be based anywhere other than within fifty (50) miles of the Grantee’s office location immediately prior to the Change in Control, except for required travel on the Company’s business to an extent substantially consistent with business travel obligations immediately prior to the Change in Control;

(5)
the failure by the Company to continue in effect any investment plan, retirement plan, savings plan, supplemental retirement plan, deferred compensation plan, supplemental investment plan, life insurance plan, health and accident plan, disability plan or other welfare benefit plan in which the Grantee was participating at the time of the Change in Control (or plans providing the Grantee with substantially similar benefits), the taking of any action by the Company which would adversely affect the Grantee’s participation or materially reduce the Grantee’s benefits or value under any of such plans or deprive the Grantee of any material fringe benefit enjoyed by the Grantee at the time of the Change in Control, or the failure by the Company to provide the Grantee with the number of paid vacation days to which the Grantee was then entitled in accordance with the Company’s normal vacation policy in effect on the date of the Change in Control; or

(6)
the failure by the Company to obtain the assumption of the obligation to perform any Change in Control Severance Agreement between the Company and Grantee by any successor as contemplated in such Change in Control Severance Agreement.

(F)
“Retirement” shall mean the Grantee’s retirement under a retirement plan (including, without limitation, any supplemental retirement plan) of the Company or any Subsidiary, or the Grantee’s retirement from employment with the Company or any Subsidiary after completing at least three years of continuous service with the Company or any Subsidiary and attaining the age of 62. Without limiting the generality of the foregoing, in no event shall “Retirement” include the involuntary termination of the Grantee’s employment by the Company (i) for cause or (ii) without cause if, as a result of such termination without cause, the Grantee becomes eligible to receive payments on account of such termination under an employment agreement between the Grantee and the Company.

(G)
“Target Annual Direct Compensation” means the sum of the Grantee’s Base Pay, target annual incentive opportunity, and the annualized value of the most recent long-term incentive award approved by the Compensation and Organization Committee of the Board prior to the Change in Control. For purposes of measuring annualized long-term incentives, the awards shall be measured on their date of grant using reasonable assumptions, including, but not limited to, fair value principles such as those identified in Financial Accounting Standards Board Accounting Standards Codification Topic 718; the value of such awards shall be annualized over the frequency of their grant.